EXHIBIT 5.1

[Letterhead of Frost Brown Todd LLP]

May 21, 2025

Republic Bancorp, Inc.

601 West Market Street

Louisville, KY 40202-2700

Re: Registration Statement on Form S-8

Board of Directors:

We have acted as counsel to Republic Bancorp, Inc., a Kentucky corporation, (the  "Company"), in connection with the registration of up 3,000,000 shares (the “Shares”) of the Company’s Class A voting common stock (the “Common Stock”) covered by the registration statement on Form S-8 filed by the Company on May 21, 2025 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the "Act"), to which this opinion is an exhibit, pursuant to which Common Stock may be issued from time to time pursuant to and under the terms of the Republic Bancorp, Inc. 2025 Stock Incentive Plan (the “2025 Plan”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Registration Statement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in accordance with the 2025 Plan, assuming in each case that the individual grants or awards under the 2025 Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the 2025 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and nonassessable.

This opinion is based solely on the laws of the Commonwealth of Kentucky and the laws of the United States of America, and we express no opinion as to the effect of the laws of any other jurisdiction.  We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Frost Brown Todd LLP

FROST BROWN TODD LLP